UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 18, 2010

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2010, Trinity Industries, Inc. (the "Company"), Trinity Industries Leasing Company ("TILC") and Trinity Rail Leasing 2010 LLC ("TRL-2010") entered into a Note Purchase Agreement dated October 18, 2010 (the "Note Purchase Agreement") with Credit Suisse Securities (USA) LLC, Lloyds TSB Bank PLC, Credit Agricole Securities (USA) Inc., Wells Fargo Securities, LLC, and Rabo Securities USA, Inc. (the "Purchasers"). The Note Purchase Agreement provides for the issuance and sale of an aggregate principal amount of $369,214,928 of TRL-2010’s Secured Railcar Equipment Notes, Series 2010-1 (the "Notes") to the Purchasers. The Notes will bear interest at a fixed rate of 5.194%, will be payable monthly, and will have a stated final maturity date of October 16, 2040. The Purchasers are expected to resell the Notes pursuant to Rule 144A of the Securities Act of 1933 and Regulation S thereunder. The Notes will be secured by (among other things) approximately 6,734 railcars and operating leases thereon, which TRL-2010 is purchasing from TILC and TILC’s railcar warehouse financing subsidiary, Trinity Rail Leasing Warehouse Trust. The Note Purchase Agreement contains customary representations, warranties, covenants and closing conditions for a transaction of this type. The Note Purchase Agreement also contains customary provisions pursuant to which the Company, TILC, and TRL-2010 agree to hold harmless and indemnify the Purchasers against damages under certain circumstances, which are customary for a transaction of this type.

The issuance and sale of the Notes are part of an asset backed securitization which, subject to satisfaction of a variety of customary conditions precedent, is scheduled to close on or about October 25, 2010. The Company can give no assurance that the transaction will close on that date or at all.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

October 19, 2010	By:	James E. Perry

Name: James E. Perry
Title: Vice President and Chief Financial Officer